Exhibit (a)(5)(C)

Silicon Labs Announces Commencement of Modified Dutch Auction Tender Offer to Purchase Up to $1.0 Billion of its Common Stock

Austin, TX – August 3, 2021 — Silicon Labs (Nasdaq: SLAB) today announced that it commenced a “modified Dutch Auction” tender offer to purchase in cash up to $1.0 billion in value of shares of its issued and outstanding common stock, or such lesser number of shares of its common stock as are properly tendered and not properly withdrawn, at a price not less than $140.00 per share nor greater than $160.00 per share, less any applicable withholding taxes and without interest. The tender offer is made in accordance with the terms and subject to the conditions described in the offer to purchase dated August 3, 2021 (the “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), as each may be amended or supplemented from time to time.

The closing price of the common stock of Silicon Labs on the Nasdaq Global Select Market on August 2, 2021, the last full trading day before the commencement of the tender offer, was $155.03 per share. The tender offer is scheduled to expire at 12:00 midnight, New York City time, at the end of the day on August 30, 2021, unless the offer is extended or terminated. Tenders of shares must be made prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer.

The purpose of the tender offer is to return capital to stockholders of Silicon Labs. In particular, Silicon Labs believes the modified “Dutch auction” tender offer set forth in the Offer to Purchase is a mechanism that will provide all stockholders of Silicon Labs with the opportunity to tender all or a portion of their stock if they so elect at a price they may select within the specified range. In addition, the tender offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their stock holdings, without potential disruption to the stock price and the usual transaction costs inherent in open market purchases and sales. Stockholders who choose not to participate will increase their relative percentage interest in Silicon Labs and its future results.

The tender offer is not conditioned on any minimum number of shares being tendered. However, the tender offer is subject to a number of other terms and conditions, which are described in detail in the Offer to Purchase. Specific instructions and a complete explanation of the terms and conditions of the tender offer are contained in the Offer to Purchase, the Letter of Transmittal and other related materials, which will be mailed to stockholders of record promptly after commencement of the tender offer.

The information agent for the tender offer is D.F. King & Co., Inc. The depositary for the tender offer is American Stock Transfer & Trust Company, LLC. The dealer manager for the tender offer is Matthews South, LLC. For all questions relating to the tender offer, please call the information agent, D.F. King & Co., Inc., toll-free at (800) 791-3320; banks and brokers may call the dealer manager, Matthews South, LLC at (650)-539-5285.

None of Silicon Labs, the members of its board of directors, the dealer manager, the information agent or the depositary, or any of their respective affiliates, makes any recommendation as to whether any stockholder should participate or refrain from participating in the tender offer or as to the purchase price or purchase prices at which stockholders may choose to tender their shares in the tender offer. Stockholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which their shares should be tendered. In doing so, stockholders should consult their own financial and tax advisors and read carefully and evaluate the information in the Offer to Purchase, the Letter of Transmittal and other related materials (as they may be amended or supplemented), including the reasons for the tender offer.

About Silicon Labs

Silicon Labs (NASDAQ: SLAB) is a leader in secure, intelligent wireless technology for a more connected world. Our integrated hardware and software platform, intuitive development tools, unmatched ecosystem and robust support make us the ideal long-term partner in building advanced industrial, commercial, home and life applications. We make it easy for developers to solve complex wireless challenges throughout the product lifecycle and get to market quickly with innovative solutions that transform industries, grow economies and improve lives. Silabs.com

Additional Information Regarding the Tender Offer

This press release is for informational purposes only. This press release is not a recommendation to buy or sell shares or any other securities of Silicon Labs, and it is neither an offer to purchase nor a solicitation of an offer to sell shares or any other securities of Silicon Labs. Silicon Labs has filed today a tender offer statement on Schedule TO, including the Offer to Purchase, the Letter of Transmittal and other related materials, with the United States Securities and Exchange Commission (the “SEC”). The tender offer will only be made pursuant to the Offer to Purchase, the Letter of Transmittal and other related materials filed as part of the issuer tender offer statement on Schedule TO, in each case as may be amended or supplemented from time to time. Stockholders should read carefully the Offer to Purchase, the Letter of Transmittal and other related materials because they contain important information, including the various terms of, and conditions to, the tender offer. Stockholders will be able to obtain a free copy of the tender offer statement on Schedule TO, the Offer to Purchase, the Letter of Transmittal and other related materials that Silicon Labs will be filing with the SEC at the SEC’s website at www.sec.gov. In addition, free copies of these documents may be obtained by contacting D.F. King & Co., Inc., the information agent for the tender offer, toll-free at (800) 791-3320.

Connect with Silicon Labs

Contact the Silicon Labs PR team at pr@silabs.com.

Forward-Looking Statements

This press release contains forward-looking statements based on Silicon Labs’ current expectations. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan,” “project,” “will” and similar phrases as they relate to Silicon Labs are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Silicon Labs and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: the impact of COVID-19 on the U.S. and global economy, including the restrictions on travel and transportation and other actions taken by governmental authorities and disruptions to the business of our customers or our global supply chain that have occurred or may occur in the future, the ongoing impact of COVID-19 on our employees and our ability to provide services to our customers and respond to their needs; risks that Silicon Labs may not be able to maintain its historical growth; quarterly fluctuations in revenues and operating results; difficulties developing new products that achieve market acceptance; risks associated with international activities (including trade barriers, particularly with respect to China); intellectual property litigation risks; risks associated with acquisitions and divestitures; product liability risks; difficulties managing Silicon Labs’ distributors, manufacturers and subcontractors; dependence on a limited number of products; absence of long-term commitments from customers; inventory-related risks; difficulties managing international activities; risks that Silicon Labs may not be able to manage strains associated with its growth; credit risks associated with its accounts receivable; dependence on key personnel; stock price volatility; geographic concentration of manufacturers, assemblers, test service providers and customers in Asia that subjects Silicon Labs’ business and results of operations to risks of natural disasters, epidemics or pandemics, war and political unrest; debt-related risks; capital-raising risks; the competitive and cyclical nature of the semiconductor industry; average selling prices of products may decrease significantly and rapidly; information technology risks; cyber-attacks against Silicon Labs’ products and its networks and other factors that are detailed in the SEC filings of Silicon Laboratories Inc. Silicon Labs disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. References in this press release to Silicon Labs shall mean Silicon Laboratories Inc.